Exhibit 99.1

INNOSPEC REPORTS THIRD QUARTER 2020 FINANCIAL RESULTS

Performance Chemicals operating income up 33 percent driven by strong demand

Sequential improvement for Fuel Specialties and Oilfield Services

Excellent cash generation and improvement in net cash to $66.0 million

Semi-annual dividend maintained at 52 cents; GAAP EPS of $0.51 and adjusted non-GAAP EPS of $0.71

Englewood, CO – November 3, 2020 – Innospec Inc. (NASDAQ: IOSP) today announced its financial results for the third quarter ended September 30, 2020. At the same time, the Company announced that it has declared a semi-annual dividend of $0.52 per common share for the second half of 2020, which will be paid on November 25, 2020 to shareholders of record as of November 17, 2020. This brings the annual dividend to $1.04 per share compared to $1.02 per share in 2019.

Total net sales for the quarter were $265.1 million, down 29 percent from the $371.9 million reported in the corresponding quarter last year. Net income was $12.7 million, or $0.51 per share, and EBITDA was $31.5 million, compared to net income of $30.1 million, or $1.22 per share, and EBITDA of $51.1 million in the third quarter of 2019.

Results for this quarter include special items summarized in the table below. Excluding these items, adjusted non-GAAP EPS was $0.71 compared to $1.40 a year ago. Cash generation in the quarter was excellent with net cash provided by operating activities of $55.5 million before capital expenditures of $7.1 million. Innospec closed the quarter in a net cash position of $66.0 million.

EBITDA, income before income taxes and net income excluding special items, and related per-share amounts, are non-GAAP financial measures that are defined and reconciled with GAAP results herein and in the schedules below.

	Quarter ended September 30, 2020			Quarter ended September 30, 2019
(in millions, except share and per share data)	Income before income taxes	Net income	Per diluted share	Income before income taxes	Net income	Per diluted share
Reported GAAP amounts	$20.2	$12.7	$0.51	$37.8	$30.1	$1.22

Amortization of acquired intangible assets	3.5	2.8	0.11	4.6	3.6	0.15
Change in UK statutory tax rate	—	2.6	0.11	—	—	—
Foreign currency exchange (gains)/losses	(2.4)	(1.8)	(0.07)	0.5	0.4	0.02
Legacy costs of closed operations	1.1	0.9	0.04	—	—	—
Adjustment of income tax provisions	—	0.3	0.01	—	0.3	0.01

	2.2	4.8	0.20	5.1	4.3	0.18

Adjusted non-GAAP amounts	$22.4	$17.5	$0.71	$42.9	$34.4	$1.40

Commenting on the third quarter results, Patrick S. Williams, President and Chief Executive Officer, said,

“As anticipated, this quarter was a substantial improvement over the prior quarter, although the recovery in some of our businesses has been slower than we had hoped. Sales and operating income grew sequentially across all business units and regions, and we again generated excellent cash flow while continuing to fund our key organic growth projects.

Performance Chemicals delivered very strong results with sales growing year over year. Along with gross margin improvement, operating income increased 33 percent over the same period in 2019. We expect to see increased customer sales in chemistries that are more natural, mild and require less single use packaging. We believe that we are well positioned to support our customers in their drive to deliver these new technologically advanced products to consumers.

In Fuel Specialties, global fuel demand increased from the second quarter low point. Operating income was down significantly compared to 2019 but gross margins were within our expected range. Key drivers of our Fuel Specialties segment such as automotive, trucking and aviation fuel demand are still below 2019 levels but are expected to continue improving as we move through the fourth quarter and into 2021.

In Oilfield Services, growth in production and drag reducing agent sales helped offset a delayed recovery in US completions. Sequential operating results improved substantially as a result of increased sales, gross margins returning to their expected range, and our focus on cost control. We feel confident that we will achieve strong operating leverage as oilfield and midstream activity increases.

We delivered excellent cash flow which allowed us to repay all our external bank debt in the quarter and maintain cash on the balance sheet.”

Revenues in Fuel Specialties were $120.0 million for the quarter down 17 percent from last year. Volumes were down by 12 percent reflecting the reduction in fuel demand and there was a negative price/mix effect of 5 percent with negligible currency impact. Gross margins of 33.6 percent were within our expected range but down 3.9 points from a strong prior year comparative quarter. Operating income was $22.2 million down from $31.1 million a year ago. Sequentially operating income improved by $17.5 million over the second quarter of this year.

In Performance Chemicals, revenues of $102.0 million were up 2 percent from $99.9 million a year ago as an increase in volumes of 5 percent and a positive currency impact of 3 percent offset an adverse price/mix of 6 percent. Gross margins improved to 23.5 percent up 0.9 percentage points on the same quarter in 2019. Operating income was up by 33 percent from last year at $12.4 million.

In Oilfield Services, revenues of $43.1 million were down by 64 percent on the third quarter of 2019, driven by low levels of customer activity in US completions. Gross margins were 33.4 percent down slightly from 33.9 percent in the prior year. This translated into an operating loss of $4.5 million compared to an operating income of $10.0 million in the same quarter last year. Sequentially operating results improved by $7.9 million over the second quarter of this year.

Corporate costs for the quarter were $13.3 million, similar to the $13.0 million recorded a year ago.

The effective tax rate for the quarter was 37.1 percent compared to 20.4 percent last year primarily due to the change in the U.K. tax rate. The adjusted effective tax rate was 23.3 percent compared to 21.8 percent last year as a consequence of the geographical location of taxable profits.

Net cash provided by operating activities in the quarter was $55.5 million, compared to $40.0 million a year ago. As of September 30, 2020, Innospec had $66.6 million in cash and cash equivalents, and finance lease debt of $0.6 million, resulting in a net cash position of $66.0 million.

Mr. Williams concluded,

“We remain focused in all our businesses on helping our customers innovate the next generation of products that are intended to drive growth in the post Covid world.

In Performance Chemicals, we plan to continue to invest in global capacity to produce our leading mild and natural home and personal care products as well as to advance our position in the agricultural, mining and construction end-markets. We believe that consumer preferences for natural and environmentally friendly products have further strengthened since the onset of the pandemic.

In Fuel Specialties, we intend to maintain our technology leadership in additives that reduce emissions and improve efficiency and we believe that we remain positioned to extend this into applications such as fuel efficient gasoline direct injection engines and low sulfur marine fuels.

In Oilfield Services, where sales have been the most severely impacted, we continue to focus on technology driven organic growth. We expect that our drag reducing agent business will accelerate our recovery and help improve the overall business margin profile in the coming years. In parallel, we feel that our solutions for completion and production are well suited to help our E&P customers achieve their post crisis development objectives.

Our liquidity position has strengthened again in the quarter. With the support of our strong balance sheet, we believe that our key organic growth investments remain on track. We continue to review a number of acquisition opportunities which would complement our existing business.

I am delighted the Board has decided to maintain our semi-annual dividend at $0.52 bringing our dividend to $1.04 for the full year.”

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures comprise EBITDA, income before income taxes excluding special items, net income excluding special items and related per share amounts together with net cash. EBITDA is net income per our consolidated financial statements adjusted for the exclusion of charges for interest expense, net, income taxes, depreciation, impairment and amortization. Income before income taxes, net income and diluted EPS, excluding special items, per our consolidated financial statements are adjusted for the exclusion of amortization of acquired intangible assets, change in UK statutory tax rate, foreign currency exchange (gains)/losses, legacy costs of closed operations and adjustment of income tax provisions. Net cash is cash and cash equivalents less total debt. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided herein and in the schedules below. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors and the Company has determined that it is appropriate to make this data available to all investors. While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries. Management uses adjusted EPS (the most directly comparable GAAP financial measure for which is GAAP EPS) and adjusted net income and EBITDA (the most directly comparable GAAP financial measure for which is GAAP net income) to allocate resources and evaluate the performance of the Company’s operations. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of EBITDA and net income excluding special items, and related per share amounts, to GAAP net income herein and in the schedules below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 2000 employees in 24 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. The Fuel Specialties business specializes in manufacturing and supplying fuel additives that improve fuel efficiency, boost engine performance and reduce harmful emissions. Oilfield Services provides specialty chemicals to all elements of the oil and gas exploration and production industry. The Performance Chemicals business creates innovative technology-based solutions for our customers in the Personal Care, Home Care, Agrochemical, Mining and Industrial markets. Octane Additives produces octane improvers to enhance gasoline.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Such forward-looking statements include statements (covered by words like “expects,” “estimates,” “anticipates,” “may,” “believes,” “feels,” “plan,” “intend” or similar words or expressions, for example) which relate to earnings, growth potential, operating performance, events or developments that we expect or anticipate will or may occur in the future. Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, including, the effects of the COVID-19 pandemic, such as its duration, its unknown long-term economic impact, measures taken by governmental authorities to address it and the manner in which the pandemic may precipitate or exacerbate other risks and/or uncertainties, and our actual performance or results may differ materially from these forward-looking statements. Additional information regarding risks, uncertainties and assumptions relating to Innospec and affecting our business operations and prospects are described in Innospec’s Annual Report on Form 10-K for the year ended December 31, 2019, Innospec’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and other reports filed with the U.S. Securities and Exchange Commission. You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading “Risk Factors” in such reports. Innospec undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Brian Watt

Innospec Inc.

+44-151-355-3611

Brian.Watt@innospecinc.com

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Schedule 1

(in millions, except share and per share data)	Three Months Ended September 30		Nine Months Ended September 30
	2020	2019	2020	2019
Net sales	$265.1	$371.9	$882.3	$1,122.6
Cost of goods sold	(186.4)	(252.8)	(630.6)	(774.6)

Gross profit	78.7	119.1	251.7	348.0

Operating expenses:
Selling, general and administrative	(54.2)	(71.2)	(182.1)	(214.9)
Research and development	(7.7)	(9.7)	(24.4)	(27.0)
Restructuring charge	—	—	(21.1)	—
Impairment of intangible assets	—	—	(19.8)	—

Total operating expenses	(61.9)	(80.9)	(247.4)	(241.9)

Operating income	16.8	38.2	4.3	106.1
Other income, net	3.8	1.0	7.8	5.1
Interest expense, net	(0.4)	(1.4)	(1.5)	(4.1)

Income before income taxes	20.2	37.8	10.6	107.1
Income taxes	(7.5)	(7.7)	(4.5)	(26.0)

Net income	$12.7	$30.1	$6.1	$81.1

Earnings per share:
Basic	$0.52	$1.23	$0.25	$3.31
Diluted	$0.51	$1.22	$0.25	$3.28

Weighted average shares outstanding (in thousands):
Basic	24,570	24,491	24,555	24,476
Diluted	24,720	24,715	24,758	24,700

INNOSPEC INC. AND SUBSIDIARIES

Schedule 2A

SEGMENTAL ANALYSIS OF RESULTS	Three Months Ended September 30		Nine Months Ended September 30
(in millions)	2020	2019	2020	2019
Net sales:
Fuel Specialties	$120.0	$144.1	$374.4	$433.4
Performance Chemicals	102.0	99.9	310.8	322.7
Oilfield Services	43.1	121.4	197.1	358.1
Octane Additives	—	6.5	—	8.4

	265.1	371.9	882.3	1,122.6

Gross profit/(loss):
Fuel Specialties	40.3	54.1	116.9	154.5
Performance Chemicals	24.0	22.6	76.5	73.2
Oilfield Services	14.4	41.2	60.5	120.4
Octane Additives	—	1.2	(2.2)	(0.1)

	78.7	119.1	251.7	348.0

Operating income/(loss):
Fuel Specialties	22.2	31.1	59.0	88.1
Performance Chemicals	12.4	9.3	40.2	33.8
Oilfield Services	(4.5)	10.0	(9.7)	27.9
Octane Additives	—	0.8	(2.8)	(1.9)
Corporate costs	(13.3)	(13.0)	(41.5)	(41.8)

	16.8	38.2	45.2	106.1
Restructuring charge	—	—	(21.1)	—
Impairment of intangible assets	—	—	(19.8)	—

Total operating income	$16.8	$38.2	$4.3	$106.1

Schedule 2B

NON-GAAP MEASURES	Three Months Ended September 30		Nine Months Ended September 30
(in millions)	2020	2019	2020	2019
Net income	$12.7	$30.1	$6.1	$81.1
Interest expense, net	0.4	1.4	1.5	4.1
Income taxes	7.5	7.7	4.5	26.0
Depreciation and amortization:
Fuel Specialties	1.0	0.9	3.0	2.8
Performance Chemicals	5.3	5.0	15.4	14.6
Oilfield Services	3.2	4.3	11.8	13.1
Octane Additives	—	0.3	0.6	0.9
Corporate costs	1.4	1.4	4.0	4.0
Impairment of intangible assets	—	—	19.8	—
Impairment of tangible assets	—	—	2.0	—

EBITDA	31.5	51.1	68.7	146.6

EBITDA:
Fuel Specialties	23.2	32.0	62.0	90.9
Performance Chemicals	17.7	14.3	55.6	48.4
Oilfield Services	(1.3)	14.3	2.1	41.0
Octane Additives	—	1.1	(2.2)	(1.0)
Corporate costs	(11.9)	(11.6)	(37.5)	(37.8)

	27.7	50.1	80.0	141.5
Restructuring excluding impairment of tangible assets	—	—	(19.1)	—
Other income, net	3.8	1.0	7.8	5.1

EBITDA	$31.5	$51.1	$68.7	$146.6

EBITDA by segment includes operating income relating to the segments, excluding depreciation and amortization.

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	September 30, 2020	December 31, 2019
Assets

Current assets:
Cash and cash equivalents	$66.6	$75.7
Trade and other accounts receivable	206.2	292.0
Inventories	239.8	244.6
Prepaid expenses	7.9	14.7
Prepaid income taxes	8.1	2.5
Other current assets	0.2	0.8

Total current assets	528.8	630.3

Net property, plant and equipment	204.2	198.7
Goodwill	367.2	363.0
Operating lease right-of-use assets	29.7	32.4
Other intangible assets	78.6	113.5
Deferred tax assets	9.4	9.1
Pension asset	120.0	115.9
Other non-current assets	5.8	5.9

Total assets	$1,343.7	$1,468.8

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$81.8	$122.0
Accrued liabilities	125.7	154.0
Current portion of finance leases	0.4	1.0
Current portion of plant closure provisions	5.2	5.6
Current portion of accrued income taxes	5.4	10.3
Current portion of operating lease liabilities	11.3	10.6

Total current liabilities	229.8	303.5

Long-term debt	—	58.6
Finance leases, net of current portion	0.2	0.5
Plant closure provisions, net of current portion	52.7	43.7
Accrued income taxes, net of current portion	32.4	36.2
Unrecognized tax benefits	15.5	16.4
Operating lease liabilities, net of current portion	18.5	21.9
Deferred tax liabilities	47.2	49.6
Pension liabilities and post-employment benefits	18.7	17.8
Other non-current liabilities	2.7	1.7
Equity	926.0	918.9

Total liabilities and equity	$1,343.7	$1,468.8

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30
(in millions)	2020	2019
Cash Flows from Operating Activities

Net income	$6.1	$81.1
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	35.3	36.3
Impairment of intangible assets	19.8	—
Impairment of tangible assets	2.0	—
Deferred taxes	(3.3)	(0.1)
Cash contributions to defined benefit pension plans	—	(0.4)
Non-cash movements on defined benefit pension plans	(3.3)	(4.7)
Stock option compensation	4.4	4.9
Changes in working capital	30.9	(14.9)
Movements in accrued income taxes	(12.9)	(0.4)
Movements in plant closure provisions	8.2	0.1
Movements in unrecognized tax benefits	(0.9)	1.0
Movements in other assets and liabilities	1.4	0.3

Net cash provided by operating activities	87.7	103.2

Cash Flows from Investing Activities

Capital expenditures	(21.7)	(22.6)
Internally developed software	—	(1.1)

Net cash used in investing activities	(21.7)	(23.7)

Cash Flows from Financing Activities

Non-controlling interest	0.1	—
Net (repayment)/receipt of revolving credit facility	(60.0)	6.5
Repayment of term loan	—	(82.5)
Repayment of finance leases	(0.9)	(1.3)
Refinancing costs	(0.3)	(1.3)
Dividend paid	(12.8)	(12.2)
Issue of treasury stock	1.2	1.2
Repurchase of common stock	(2.1)	(2.2)

Net cash used in financing activities	(74.8)	(91.8)
Effect of foreign currency exchange rate changes on cash	(0.3)	(0.5)

Net change in cash and cash equivalents	(9.1)	(12.8)
Cash and cash equivalents at beginning of period	75.7	123.1

Cash and cash equivalents at end of period	$66.6	$110.3

Amortization of deferred finance costs of $0.3 million (2019 - $0.9 million) are included in depreciation and amortization in the condensed consolidated statements of cash flows and in interest expense, net in the condensed consolidated statements of income.